Exhibit 5.25

CONSENT OF BELZILE SOLUTIONS INC.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

BELZILE SOLUTIONS INC.

/s/ Elzéar Belzile
By:	Elzéar Belzile, Ing
Title:	Independent Mining Consultant

Dated:	January 15, 2014